Exhibit 8.2

1250 H Street

Suite 650

Washington DC 20005

www.rsmus.com

April 11, 2017

Board of Directors

Centrue Financial Corporation

122 West Madison Street

Ottawa, Illinois 61350

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as tax advisor to Centrue Financial Corporation (“Centrue”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Centrue with and into Sentinel Acquisition, LLC (“Merger Sub”), a Delaware limited liability company and wholly-owned subsidiary of Midland States Bancorp, Inc. (“Midland”), an Illinois corporation, pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, between Centrue, Midland, and Merger Sub (the “Agreement”).  The Agreement provides for the merger of Centrue Financial with and into Merger Sub, with Merger Sub as the surviving entity.  At your request, and in connection with the filing by Midland of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger, as amended (the “Registration Statement”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger.

Any capitalized term used and not defined herein has the meaning given to it in the Agreement. References to any agreement or document include all schedules and exhibits thereto.

Pursuant to Section 9.7 of the Agreement, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined and are relying upon, with the consent of Centrue, upon the truth, accuracy and completeness of the statements, covenants, representations, and warranties (without any independent investigation or review thereof) contained in the following documents: (i) The Agreement; (ii) the Registration Statement; (iii) the representations made to us by Centrue in the officer’s certificate and representation letter from Centrue dated the date hereof, and the representations made to us by Midland and Merger Sub in the officer’s certificate and representation letter from Midland and Merger Sub dated the date hereof, in each case delivered to us for the purposes of our opinion (“the Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for the purposes of our opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents delivered to us as originals, the conformity to original documents of all documents provided to us as duplicates or confirmed copies and the authenticity of originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that: (i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement, and will be effective under the laws of the State of Delaware, (ii) the statements concerning the merger set forth in the Agreement and the Registration Statement (including the Proxy Statement/Prospectus therein) are, and will remain, true, complete and correct at all times up to and including the Effective Time as defined in Section 1.3 of the Agreement; (ii) the representations made by Centrue, Midland, and Merger Sub in the representation letters are, and will remain true complete and correct at all times up to and including the Effective Time, and (iv) any statement or representation in the Agreement or the Representation Letters qualified by belief, knowledge, materiality, or any similar qualification is true, correct, and complete without such qualification.  We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the covenants contained in Agreement.  If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon. We have also assumed that the Merger will be reported by Midland and Centrue on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed (and none should be inferred) as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax.  Further, no opinion is expressed (and none should be inferred) with respect to the United States federal income tax consequences to Centrue shareholders subject to special treatment under United States federal income tax law, such as: Centrue shareholders, if any, who hold Centrue common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Centrue common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Centrue common stock who acquired their shares of Centrue common stock upon the exercise of warrants or employee stock options or otherwise as compensation.  In addition, no opinion is expressed (and none should be inferred) as to the United States federal income tax consequences to holders of Centrue preferred stock.

This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect.  We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax rules, that:

1.                                       The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.                                       Midland and Centrue will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

3.                                       No gain or loss will be recognized by holders of Centrue common stock who exchange their Centrue common stock for Midland common stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Centrue common stock).

In addition, we hereby confirm that, in our opinion, the discussion under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, is accurate in all material respects, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ RSM US LLP